Exhibit 99.1
Magnite Announces Addition of Two New Board Members

Co-founder and Former CTO of Freewheel and Former CFO of Vonage Join Board

NEW YORK – March 22, 2022- Magnite (NASDAQ: MGNI), the world’s largest independent sell-side advertising platform, today announced the addition of two new members to its Board of Directors: Diane Yu, CTO of digital homeownership company Better and co-founder/former CTO of Freewheel; and Dave Pearson, former CFO of Vonage and seasoned investment banker. Mr. Pearson, who currently serves on the Audit Committee of Lee Enterprises, a public media company listed on NASDAQ, will also join as a member of the Audit Committee.

"Dave and Diane bring incredible expertise and leadership to our Board that will be invaluable to the company as we execute our plans for 2022 and beyond," said Michael G. Barrett, President & CEO of Magnite. “Diane brings extensive experience building, leading and scaling engineering teams for large digital advertising technology companies such as FreeWheel, Comcast and DoubleClick, while Dave offers expertise in capital markets, mergers and acquisitions and public company accounting, controls and financial reporting, as well as significant operational experience as a public technology company executive.”

“Magnite has a strong technology foundation and I look forward to collaborating with its engineering teams to continue building out robust solutions for publishers and buyers,” said Ms. Yu. “The groundwork that the exceptional Magnite engineers have laid is a great runway for more innovation and focus on the platform and its capabilities.”

“I am honored to join Magnite’s board and look forward to working with Michael and the rest of the team at this pivotal time of the company’s growth,” said Mr. Pearson. “Magnite’s vision and market opportunity have the potential to transform digital advertising to make it more efficient and impactful, and I’m excited to support the company in realizing this goal.”

Diane Yu, has served as the Chief Technology Officer of Better.com since January 2021 where she is responsible for the strategic leadership of the Engineering team and for charting Better’s long-term technology vision. Prior to Better, she was the CTO for Comcast Advertising and the Co-Founder and CTO of FreeWheel, a technology platform for advertising management and monetization, which she built from the ground up, and which was sold to Comcast in 2014. As FreeWheel’s Co-Founder and CTO, Ms. Yu led the architecture and operation of FreeWheel’s video monetization platform for 14 years, overseeing a global engineering team spanning the Americas, Europe, and China.
Ms. Yu began her career at DoubleClick, where she played a critical role in architecting and managing the development of the company’s advertising product suite while leading engineering teams, up until the company’s sale to Google. Diane earned her Bachelor of Science from Peking University and holds a Master of Science from Ohio University. Cablefax has recognized Diane as one of its most powerful women and most influential Minorities since 2017, and She Runs It named her as one of their “Working Moms of the Year” for 2021.

Dave Pearson has served on the Board of Directors of Lee Enterprises Inc., a public media company listed on NASDAQ, since February 2020, and is also a member of Lee's Audit Committee. Mr. Pearson was Chief Financial Officer of Vonage Holdings where he played an integral role in driving the company’s successful pivot from a residential communications provider to a leading cloud communications provider for businesses.

Before Mr. Pearson joined Vonage, he spent over nine years with Deutsche Bank Securities as a Managing Director and Global Media & Telecom Group Head, where he built and managed a global group of over 75 investment banking professionals. Prior to joining Deutsche Bank, Mr. Pearson served in various roles at Goldman, Sachs & Co. in the Technology, Media & Telecommunications investment banking practice for over nine years, most recently as Managing Director. He started his career at Coopers & Lybrand and holds a M.B.A. from Harvard Business School and an A.B. in Political Science and Organizational Behavior from Brown University.

About Magnite
We’re Magnite (NASDAQ: MGNI), the world’s largest independent sell-side advertising platform. Publishers use our technology to monetize their content across all screens and formats including CTV, online video, display, and audio. The world’s leading agencies and brands trust our platform to access brand-safe, high-quality ad inventory and execute billions of advertising transactions each month. Anchored in bustling New York City, sunny Los Angeles, mile high Denver, historic London, and down under in Sydney, Magnite has offices across North America, EMEA, LATAM, and APAC.

Media Relations
Charlstie Veith
516-300-3569
cveith@magnite.com

Investor Relations
Nick Kormeluk
949-500-0003
nkormeluk@magnite.com